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                                                                  EXHIBIT 2.2.1

                FIRST AMENDMENT TO AGREEMENT TO PURCHASE AND SELL

     THIS FIRST AMENDMENT TO AGREEMENT TO PURCHASE AND SELL (this "Amendment") is made as of the 29th day of April, 1994, by and between the City of Santa Fe, New Mexico ("Purchaser"), and Public Service Company of New Mexico ("Seller"). Unless otherwise defined herein, any term with its initial letter capitalized shall have the meaning ascribed to it in that certain Agreement to Purchase and Sell (the "Agreement"), dated February 28, 1994, by and between the Purchaser and Seller.

                                    RECITALS

     A. Pursuant to Section 7.2.2 of the Agreement, Seller was required to provide Purchaser with surveys, plats and descriptions of the Real Property/Watershed and Major Easements (collectively, the "Documents") on or before March 11, 1994 (the "Document Deadline"). Because Seller did not meet the Document Deadline, Purchaser could not complete its review of the Documents on or before the date required by Section 7.2.2 of the Agreement (the "Document Review Deadline").

     B. Pursuant to Sections 7.4 and 7.5 of the Agreement, if Purchaser determines that (i) the Real Property or other Assets are unsuitable, for any reason in Purchaser's sole discretion, or (ii) that (a) there exists a potential risk of liability to Purchaser under any Environmental Law with respect to the Assets, including the Real Property owned or leased by Seller, or (b) the use of any of the Assets, including the Real Property, may be adversely affected because of the existence of any Hazardous Substances (an "Environmental Condition"), Purchaser has the right to terminate the Agreement by giving written notice to Seller prior to April 29, 1994 (the "Inspection Deadline"). During Purchaser's investigation of the Assets, it has found certain conditions which it desires time to investigate further.

     C. Pursuant to Section 7.6 of the Agreement, if the Purchaser determines that it will be unable to obtain the transference or issuance of any Governmental Permits or Non-Transferrable Governmental Permits necessary to use the Assets as they currently are being used or to operate the Business as it currently is being operated, Purchaser has the right to terminate the Agreement by giving written notice to Seller prior to April 29, 1994 (the "Governmental Permit Deadline"). Purchaser has determined that it needs additional time to review the ability to transfer of the Governmental Permits and Non-Transferable Governmental Permits.

     D. Pursuant to Section 7.7 of the Agreement, Seller was required to provide Purchaser with a search of the records of the New Mexico Secretary of State, the filing officers of any other state in which Assets are located, and the county clerks of the counties in which any Real Property is located of any financing statements or fixture filings by March 29, 1994 (the "UCC Deadline"), and delivered such financing statements and fixture filings after the UCC Deadline.

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     E.   Pursuant to Section 9.10 of the Agreement, Purchaser was required to deliver to Seller the form of legal opinion that Purchaser requested of counsel of Seller by March 30, 1994 (the "Opinion Deadline"), and delivered such opinion after the Opinion Deadline.

     F. Purchaser and Seller desire to waive certain provisions of the Purchase Agreement and amend the Purchase Agreement, all on the terms and conditions of this Amendment.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

          1. Purchaser hereby waives Seller's compliance with the Document Deadline and Purchaser and Seller hereby amend Section 7.2.2 of the Agreement to require Seller to provide to Purchaser the Documents on or before May 6, 1994.

          2. Seller hereby waives Purchaser's compliance with the Document Review Deadline. Purchaser and Seller hereby agree that, notwithstanding any provision of the Agreement or this Amendment to the contrary, Purchaser shall have thirty (30) days after its receipt from Seller of the last item required by Sections 7.2.1, 7.2.2 and 7.3.1 of the Agreement to notify Seller of any objections to any of the matters disclosed therein. If Purchaser has any objections to any matter(s) disclosed in such documents, Seller and Purchaser shall have their respective rights to correct such matters, in the case of Seller, or waive such matters or terminate the Agreement, in the case of Purchaser, on the time frames set forth in Sections 7.2.1, 7.2.2 and 7.3.1, respectively, of the Agreement.

          3. Purchaser and Seller hereby amend Section Section 7.4.2 of the Agreement to provide that (i) the Inspection Deadline is hereby extended to June 30, 1994, (ii) Purchaser's right to terminate the Agreement pursuant to Section
7.4.2 shall expire if not exercised on or before June 30, 1994, (iii) if Purchaser elects not to terminate the Agreement pursuant to Section 7.4.2, Purchaser shall deliver a Waiver Notice to Seller on or before June 30, 1994, and (iv) the deadline for the Purchaser to notify Seller of an Environmental Condition shall be extended until June 30, 1994. If Purchaser fails to deliver a Waiver Notice to Seller on or before June 30, 1994, Purchaser shall conclusively be deemed to have elected to terminate the Agreement. The effect of such a termination shall be as provided in Section 7.4.2. If Purchaser notifies Seller of an Environmental Condition on or before June 30, 1994, Purchaser and Seller shall have their respective rights to correct such matters, indemnify Purchaser, pay costs, remediate, or undertake some other alternative, in the case of Seller, or waive such matters or terminate the Agreement, in the case of Purchaser, on the time frames set forth in Section 7.5.2 of the Agreement. In the event that this Amendment is not executed on or before the Inspection


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Deadline of April 29, 1994, but is executed thereafter, the Agreement shall not be deemed to be terminated pursuant to Section 7.4.2.

          4. Purchaser and Seller hereby amend Section 7.6 of the Agreement to extend the Governmental Permit Deadline to June 30, 1994; provided, however, Purchaser's right to terminate the Agreement pursuant to Section 7.6 shall terminate unless Purchaser notifies Seller, on or before June 30, 1994, that it has determined that it will be unable to obtain the transference or issuance of any Governmental Permits or Non-Transferrable Governmental Permits necessary to use the Assets as they currently are being used or to operate the Business as it currently is being operated.

          5.   Purchaser hereby waives Seller's compliance with the UCC
Deadline.

          6. Seller hereby waives Purchaser's compliance with the Opinion Deadline.

          7. Purchaser and Seller hereby amend Section 6.2(b) of the Agreement to read as follows: "(b) violate any Legal Requirements applicable to the City;".

          8. Purchaser and Seller amend Section 6.4 of the Agreement by deleting the word "legal".

          9. The parties hereto acknowledge that the respective waivers contained herein shall not be a waiver of any other right either such party may have hereunder or under the Agreement. Seller's or Purchaser's failure comply with the terms of this Amendment shall be a breach of that Section of the Agreement to which such failure relates and Purchaser or Seller, as the case may be, shall have all rights and remedies provided to Purchaser or Seller, as the case may be, by the Agreement for such breach. Except as expressly amended by this Amendment, the Agreement is hereby ratified.

     IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Agreement to Purchase and Sell as of the date first above written.

                                   PUBLIC SERVICE COMPANY OF
                                   NEW MEXICO


                                   BY
                                     -----------------------------------

                                   Title Vice President
                                        --------------------------------


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ATTEST:                                 CITY OF SANTA FE, NEW MEXICO



                                        BY
- ---------------------------               -----------------------------------
City Clerk

                                        Title City Manager
                                             --------------------------------
APPROVED AS TO FORM:



- ---------------------------
City Attorney


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